Exhibit 99.1

NEWS
For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR PROVIDES OUTLOOK ON FOURTH QUARTER RESULTS

WOOD DALE, ILLINOIS, May 24, 2010 — AAR CORP. (NYSE: AIR), today commented that results for the fourth quarter ending May 31, 2010, will be below its expectations due to a slower than expected recovery in demand for commercial aviation after-market support.  The Company expected additional strength in its commercial parts supply businesses during the quarter to more than offset an expected decline in volumes and margins at its mobility products business.

Fourth quarter results will also be negatively impacted by $0.02 per share, compared to third quarter, due to one-time transaction costs associated with a business acquisition.  Including the above, the Company expects fourth quarter sales to be $355 to $365 million and diluted earnings per share of $0.25 to $0.30.  This compares to third quarter sales of $310 million and fully diluted earnings per share of $0.26.  The Company is forecasting stronger cash flow from operations for the fourth quarter compared to the third quarter.

“While we have seen signs of recovery in some of our businesses that support commercial aviation, we expected a more meaningful pick-up in our parts business which has not yet materialized,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “Although the pace of recovery in our commercial markets is less robust than we expected, I am very pleased that we continue to generate cash significantly greater than our earnings.”

Storch continued, “I remain encouraged with the prospects for our commercial aviation business, while our defense and government services businesses continue to perform well and meet our expectations.  I am also pleased with the early performance and integration efforts surrounding our new acquisition, Aviation Worldwide Services.  Based on the business activity in front of us and our continued strong cash flow performance, we will enter our new fiscal year expecting double-digit year-over-year diluted earnings per share growth.”

AAR is a leading provider of value-added products and services to the worldwide aerospace and government/defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through three operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.